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                                                                   EXHIBIT 10.89

CHANGE OF CONTROL ARRANGEMENT WITH PAUL BONDERSON

Brocade Communications Systems, Inc. (the "Company") has entered into an agreement with Mr. Bonderson, with respect to options to purchase 423,555 shares, which provides the following:

     In the event that Participant is Terminated without "Cause" (as defined below), or if Participant's employment is terminated as a result of "Certain Reasons" (as defined below) other than for Cause, at any time during the first year following the closing of (i) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or (ii) a sale of all or substantially all of the assets of the Company, then on the Termination Date all Unvested Shares shall become Vested Shares. The number of Shares that are Vested Shares or Unvested Shares will be proportionally adjusted to reflect and stock dividend, stock split, reverse stock split or recapitalization of the Common Stock of the Company occurring after the Date of Grant. If application of the vesting percentage causes a fractional Share, such Share shall be rounded down to a whole Share.

     For the purpose of the Option Agreement "Cause" shall mean Participant's
(i) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of the Company in a similar job position after receipt of a written notice of specific deficiencies consistent with the Company's performance review policies in effect at such time and a reasonable period not to exceed thirty days for Participant to cure any such deficiencies; (ii) engaging in gross negligence or willful misconduct which is or is likely to be materially injurious to the Company;
(iii) committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or, (iv) breaching in any material respect the terms of any employment agreement or any confidentiality or proprietary information agreement between participant and the Company; a majority vote of the board of directors of the Company authorizes a for Cause termination after the occurrence of (i), (ii), (iii) or (iv) as set forth above.

     For the purpose of this Option Agreement "Certain Reason" shall mean (i) a reduction in cash compensation (exclusive of bonuses) or a material reduction in benefits, except as part of a salary or benefit reduction program by the Company that is applicable generally to employees of participant's level, (ii) assignment to a position materially not commensurate with Participant's training and abilities, or (iii) relocation of Participant's workplace to any place more than fifty miles from Santa Clara, California, provided, in each case, that the Participant has given the Company written notice of Participant's intention to terminate for Certain Reason, citing the Certain Reasons, and the Company has not cured the Certain Reasons within thirty days after receipt of the letter.